Exhibit 99.B(a)(2)(b)

AMENDMENT TO

THE VICTORY VARIABLE INSURANCE FUNDS

TRUST INSTRUMENT

DATED FEBRUARY 11, 1998

AMENDED AND RESTATED AS OF OCTOBER 15, 1998

THIS AMENDMENT TO THE VICTORY VARIABLE INSURANCE FUNDS TRUST INSTRUMENT, dated February 11, 1998, as amended and restated as of October 15, 1998 (the “Trust Instrument”), is made as of August 19, 2015 in accordance with Section 11.09 of the Trust Instrument and reflects resolutions adopted by the Board of Trustees of The Victory Variable Insurance Funds on August 19, 2015.

Article I, Section 1.01 of the Trust Instrument is hereby amended to read as follows:

The name of the trust created under the Original Trust Instrument and continued hereby is “Victory Variable Insurance Funds.”

All other references to “The Victory Variable Insurance Funds” in the Trust Instrument are hereby replaced with references to “Victory Variable Insurance Funds.”

Signature Page Follows

IN WITNESS WHEREOF, the undersigned, being all the Trustees of the Trust, have executed this Amendment as of the date first written above.

/s/ David B. Adcock	/s/ Nigel D.T. Andrews
David B. Adcock,	Nigel D.T. Andrews,
as Trustee and not individually	as Trustee and not individually

/s/ E. Lee Beard	/s/ David C. Brown
E. Lee Beard,	David C. Brown,
as Trustee and not individually	as Trustee and not individually

/s/ Sally M. Dungan	/s/ John L. Kelly
Sally M. Dungan,	John L. Kelly,
as Trustee and not individually	as Trustee and not individually

/s/ David L. Meyer	/s/ Leigh A. Wilson
David L. Meyer,	Leigh A. Wilson,
as Trustee and not individually	as Trustee and not individually